Exhibit 99.1

FOR RELEASE AT 5:00 AM PT

THURSDAY, OCTOBER 16, 2003

Contacts:	Ami Knoefler
Abgenix
510-284-6350 or 510-284-6605

Steve Brown
AstraZeneca
+44 (0) 207 304 5033

ASTRAZENECA AND ABGENIX ANNOUNCE

STRATEGIC ALLIANCE TO DISCOVER AND DEVELOP

ANTIBODY THERAPEUTICS FOR CANCER

AstraZeneca makes $100 million upfront equity investment to broaden oncology research scope

Abgenix to receive milestone, royalty and collaboration payments

London and Fremont, Calif., October 16, 2003 –AstraZeneca and Abgenix, Inc. (Nasdaq: ABGX) announced today that they have entered into a broad collaboration, license and investment alliance to discover, develop and commercialize fully human monoclonal antibodies to treat cancer.  The alliance involves:

•                  The joint discovery and development of therapeutic antibodies for up to 36 cancer targets to be commercialized exclusively worldwide by AstraZeneca.  For these products, Abgenix will receive milestone payments at various stages of development and royalties on future product sales.  In addition, the collaboration will involve the selection and development of an additional pool of antibodies by Abgenix, which the companies may elect to further develop on an equal cost and profit sharing basis.

•                  For those product candidates for which AstraZeneca holds exclusive commercialization rights, Abgenix will conduct early clinical trials, process development and clinical manufacturing, as well as commercial manufacturing during the first five years of commercial sales.  AstraZeneca will compensate Abgenix for those activities at competitive market rates.

•                  A $100 million investment by AstraZeneca in Abgenix convertible preferred stock, initially convertible into Abgenix common stock at $30 per share. Upon the achievement of certain milestones, Abgenix may also require AstraZeneca to invest an additional $60 million in Abgenix convertible preferred stock.

AstraZeneca may select initial antibodies from Abgenix’s existing preclinical oncology portfolio and both companies will also propose additional targets for selection.  AstraZeneca will be responsible for late stage clinical development of the portfolio and will hold worldwide commercialization rights for any resulting products. Upon commercialization, royalties will be paid to Abgenix on sales of products that result from the collaboration.  The royalty range will vary from product to product based on the level of product sales.

The alliance also includes a co-development component under which Abgenix will generate additional antibody product candidates that AstraZeneca will have the option to co-develop with Abgenix.   The companies will share development costs and responsibilities for any co-development candidates selected.

“This collaboration further strengthens our position at the forefront of cancer research, allowing us to combine our oncology development expertise and leading sales and marketing capabilities with Abgenix’s expertise in the discovery, early development and manufacture of fully human antibodies.  This alliance adds to our proven expertise with small molecules and has the potential to significantly broaden and strengthen AstraZeneca’s oncology pipeline,” said Sir Tom McKillop, Chief Executive of AstraZeneca.

“This alliance reinforces the value of our antibody development platform and enables the next wave of oncology products beyond our lead candidate ABX-EGF,” said Raymond Withy, PhD, President and Chief Executive Officer of Abgenix.  “By partnering with AstraZeneca, a global leader in oncology research and development, we take a major step towards bringing a portfolio of highly targeted and effective cancer drugs to patients,” Withy continued.

The consummation of the collaboration and license agreement and the issuance of the convertible preferred stock to AstraZeneca are subject to customary closing conditions, including without limitation the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

A conference call with executives from both companies will be held on Thursday, October 16 at 6:00 AM PT, 2:00 PM BST to discuss today’s announcement.  The call will be webcast live and available for replay on Abgenix’s website at www.abgenix.com.  Participants can access the call by dialing 888-286-8010 (toll free from the US) or 617-801-6888 providing passcode 18137968.

About AstraZeneca

AstraZeneca is a major international healthcare business engaged in the research, development, manufacture and marketing of prescription pharmaceuticals and the supply of healthcare services. It is one of the top five pharmaceutical companies in the world with healthcare sales of over $17.8 billion in 2002 and leading positions in sales of gastrointestinal, oncology, cardiovascular, neuroscience and respiratory products. AstraZeneca is listed in the Dow Jones Sustainability Index (Global and European) as well as the FTSE4Good Index. AstraZeneca continues its tradition of research excellence and innovation in oncology that led to the development of its current anti-cancer therapies including ‘Arimidex’, ‘Casodex’, ‘Faslodex’, ‘Nolvadex’, ‘Zoladex’ and ‘Iressa’. AstraZeneca is also harnessing rational drug design technologies to develop new compounds that offer advantages over current cytotoxic and hormonal treatment options. The company has over 20 different anti-cancer projects in research and development including a range of novel targeted products such as anti-proliferatives, anti-angiogenics, vascular targeting and anti-invasive agents.   For more information about AstraZeneca, please visit www.astrazeneca.com

About Abgenix

Abgenix is a biopharmaceutical company focused on the discovery, development and manufacturing of human therapeutic antibodies. The company’s antibody development platform includes a leading technology and state-of-the-art manufacturing capabilities that enable the rapid generation, selection and production of high affinity, fully human antibody product candidates to a variety of disease targets. Abgenix leverages its leadership position in human antibody technology to build a diversified product portfolio through the establishment of collaborations with multiple pharmaceutical and biotechnology companies. For more information on Abgenix, visit the company’s website at www.abgenix.com.

Statements made in this press release about Abgenix’s technologies, product development activities, collaborative arrangements and process science and manufacturing capabilities, other than statements of historical fact, and about its projected financial results and the achievement of milestone or similar payments, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials, the progress of research and product development programs, product manufacturing, regulatory approval processes, competitive products and services future capital requirements and the extent and breadth of Abgenix’s patent portfolio. Please see Abgenix’s public filings with the Securities and Exchange Commission for information about risks that may affect Abgenix.

###